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ITG

    Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017
                                 (212) 588-4000


FOR IMMEDIATE RELEASE            Contact:         Howard C. Naphtali
                                                  Chief Financial Officer
                                                  (212) 588-4160


                     ITG ANNOUNCES THREE-FOR-TWO STOCK SPLIT



         NEW YORK, NOVEMBER 13, 2001 -- Investment Technology Group, Inc.
(NYSE: ITG), a leading provider of technology-based equity trading services, today announced that its Board of Directors approved a three-for-two stock split. The split is effective on December 7, 2001, for shareholders of record at the close of business on November 23, 2001. The first day the stock will trade at the new value is December 10, 2001.
         In lieu of issuing fractional shares, shareholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date. This is the first stock split since ITG was spun off from Jefferies Group, Inc. on April 28, 1999. Once the split is completed, ITG will have approximately 48.6 million common shares outstanding.
         "Given the doubling in ITG's share price since early December 2000, the split should help broaden the distribution of ITG stock and enhance liquidity," stated Raymond L. Killian, Jr., Chairman, President and Chief Executive Officer of ITG. "We believe that ITG's share price growth in a weak market reflects the resilience that our unique technology-driven trading model has demonstrated through the wide range of market conditions over the past year. The stock split reflects our confidence that the ITG model will continue to perform strongly for the foreseeable future."

ABOUT ITG
         ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT(R), the world's largest equity matching system,

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ITG ANNOUNCES THREE-FOR-TWO STOCK SPLIT                                 Page 2


allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG's leading-edge client site products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit itginc.com.




IN ADDITION TO HISTORICAL INFORMATION, THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT REFLECT MANAGEMENT'S EXPECTATIONS FOR THE FUTURE. A VARIETY OF IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM SUCH STATEMENTS. THESE FACTORS INCLUDE THE COMPANY'S ABILITY TO ACHIEVE EXPECTED FUTURE LEVELS OF SALES; THE ACTIONS OF BOTH CURRENT AND POTENTIAL NEW COMPETITORS; RAPID CHANGES IN TECHNOLOGY; FINANCIAL MARKET VOLATILITY; GENERAL ECONOMIC CONDITIONS, INTERNATIONALLY OR NATIONALLY; EVOLVING INDUSTRY REGULATION; CASH FLOWS INTO OR REDEMPTION FROM EQUITY FUNDS; EFFECTS OF INFLATION; CUSTOMER TRADING PATTERNS; AND NEW PRODUCTS AND SERVICES. THESE AND OTHER RISKS ARE DESCRIBED IN GREATER DETAIL IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THOSE ON FORMS 10-K AND 10-Q.



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